DUQUESNE LIGHT COMPANY

                        OFFICER'S CERTIFICATE SUPPLEMENTAL TO
                      OFFICER'S CERTIFICATE DATED JUNE 15, 1993
                   (Under Section 301 of the Indenture of Mortgage
                     and Deed of Trust of Duquesne Light Company


                    I, the undersigned                   ,
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                          of DUQUESNE LIGHT COMPANY (the "Company"), in
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          accordance with Section 301 of the Indenture of Mortgage and Deed of Trust, dated as of April 1, 1992 (the "Original Indenture"), as heretofore supplemented (as so supplemented, the "Mortgage," capitalized terms used herein and not defined herein having the meanings specified in the Mortgage), of the Company to The Chase Manhattan Bank (successor to Mellon Bank, N.A.), as Trustee, do hereby amend and supplement the Officer's Certificate dated June 15, 1993 (the "Original Officer's Certificate") which established certain terms and characteristics for the series of Securities established in Supplemental Indenture No. 5, dated as of June 1, 1993, and designated First Collateral Trust Bonds, Series E, as follows with respect to the tranche of such Bonds being issued on
          the date hereof referred to as the Company's    % Quarterly
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          Interest Bonds Due 2038 (the "Quarterly Interest Bonds"):

                    1. The following provision shall be added to the end of clause (d):

               ; and provided, further, that the principal of the Quarterly Interest Bonds shall be payable as provided in the form attached hereto;

                    2. The following provision shall be added to the end of clause (e):

               ; and provided, still further, that the Quarterly Interest Bonds shall bear interest at the rate set forth in the form thereof attached hereto, the Interest Payment Dates for the Quarterly Interest Bonds shall be February 1, May 1, August 1 and November 1, commencing August 1, 1998, and the Regular Record Dates for the Quarterly Interest Bonds with respect to the Interest Payment Dates shall be January 15, April 15, July 15 and October 15;

                    3. The following provision shall be added to the end of clause (g):

               ; provided, that the Quarterly Interest Bonds shall be redeemable at the option of the Company as provided in the form thereof attached hereto;

                    4. The following provision shall be added to the end of clause (i):

               ; provided, however, that the Quarterly Interest Bonds shall be issued in denominations of $25 and integral multiples thereof; and

                    5.   The following provisions shall be added to clause
          (s):

               and, provided further, that the Quarterly Interest Bonds shall be substantially in the form attached hereto and hereby authorized and approved and shall have such further terms as are set forth in such form; and

                         (iii) if the Company shall make any deposit of
               money and/or Eligible Obligations with respect to any Bonds, or any portion of the principal amount thereof, as contemplated by Section 901 of the Indenture, the Company shall not deliver an Officer's Certificate described in clause (z) in the first paragraph of said Section 901 unless the Company shall also deliver to the Trustee, together with such Officer's Certificate, either:

                         (A)  an instrument wherein the Company,
                    notwithstanding the satisfaction and discharge of its indebtedness in respect of such Bonds, shall assume the obligation (which shall be absolute and unconditional) to irrevocably deposit with the Trustee or Paying Agent such additional sums of money, if any, or additional Eligible Obligations (meeting the requirements of Section 901), if any, or any combination thereof, at such time or times, as shall be necessary, together with the money and/or Eligible Obligations theretofore so deposited, to pay when due the principal of and premium, if any, and interest due and to become due on such Securities or portions thereof, all in accordance with and subject to the provisions of said Section 901; provided, however, that such instrument may state that the obligation of the Company to make additional deposits as aforesaid shall be subject to the delivery to the Company by the Trustee of a notice asserting the deficiency accompanied by an opinion of an independent public accountant of nationally recognized standing, selected by the Trustee, showing the calculation thereof (which opinion shall be obtained at the expense of the Company); or

                         (B) an Opinion of Counsel to the effect that the Holders of such Bonds, or portions of the principal amount thereof, will not recognize income, gain or loss for United States federal income tax purposes as a result of the satisfaction and discharge of the Company's indebtedness in respect thereof and will be subject to United States federal income tax on the same amounts, at the same times and in the same manner as if such satisfaction and discharge had not been effected; and

                         (iv) the Holders of the Quarterly Interest Bonds
               shall be deemed to have consented to the execution and delivery of a supplemental indenture containing one or more, or all, the amendments to the Original Indenture set forth below (or amendments of substantially the same tenor or effect):

                         (A) the amendment of the definition of Stated Interest Rate in Section 101 of the Original Indenture to read as follows:

                              "STATED INTEREST RATE" means a rate (whether
                    fixed or variable) at which an obligation by its terms is stated to bear simple interest. Any calculation or other determination to be made under this Indenture by reference to the Stated Interest Rate on an obligation shall be made (a) if the Company's obligations in respect of any other indebtedness shall be evidenced or secured in whole or in part by such obligation, by reference to the lower of the Stated Interest Rate on such obligation and the Stated Interest Rate on such other indebtedness and (b) without regard to the effective interest cost to the Company of such obligation or of any such other indebtedness.

                         (B)  the amendment of the definition of "Cost" in
                    Section 104 of the Original Indenture to read as follows:

                              Except as otherwise provided in Section 803,
                    the term "COST" with respect to Property Additions shall mean the sum of (i) any cash delivered in payment therefor or for the acquisition thereof, (ii) an amount equivalent to the fair market value in cash (as of the date of delivery) of any securities or other property delivered in payment therefor or for the acquisition thereof, (iii) the principal amount of any obligations secured by prior Lien (other than a Class A Mortgage) upon such Property Additions outstanding at the time of the acquisition thereof, (iv) the principal amount of any other obligations incurred or assumed in connection with the payment for such Property Additions or for the acquisition thereof and (v) any other amounts which, in accordance with generally accepted accounting principles, are properly charged or chargeable to the plant or other property accounts of the Company with respect to such Property Additions as part of the cost of construction or acquisition thereof, including, but not limited to, any allowance for funds used during construction or any similar or analogous amount; provided, however, that, notwithstanding any other provision of this Indenture,

                         (x) with respect to Property Additions owned by a successor corporation immediately prior to the time it shall have become such by consolidation or merger or acquired by a successor corporation in or as a result of a consolidation or merger (excluding, in any case, Property Additions owned by the Company immediately prior to such time), Cost shall mean the amount or amounts at which such Property Additions are recorded in the plant or other property accounts of such successor corporation, or the predecessor corporation from which such Property Additions are acquired, as the case may be, immediately prior to such consolidation or merger;

                         (y) with respect to Property Additions which shall have been acquired (otherwise than by construction) by the Company without any consideration consisting of cash, securities or other property or the incurring or assumption of indebtedness, no determination of Cost shall be required, and, wherever in this Indenture provision is made for Cost or fair value, Cost with respect to such Property Additions shall mean an amount equal to the fair value to the Company thereof or, if greater, the aggregate amount reflected in the Company's books of account with respect thereto upon the acquisition thereof; and

                         (z)  in no event shall the Cost of Property
                    Additions be required to reflect any depreciation or amortization in respect of such Property Additions, or any adjustment to the amount or amounts at which such Property Additions are recorded in plant or other property accounts due to the non-recoverability of investment or otherwise.

                         (C)  the amendment of the proviso to clause (d) in
                    Section 803 of the Original Indenture to:

                              (1)  delete therefrom clause (x) or to
                    provide that clause (x) may be disregarded upon specified conditions; and/or

                              (2)  (a)  to delete therefrom clause (z) or
                    to provide that clause (z) may be disregarded upon specified conditions; or

                                   (b)  to delete from clause (z) therein
                    the phrase "fifteen per centum (15%) of"; or

                                   (c)  to change the phrase "fifteen per
                    centum (15%)" in clause (z) therein to any higher percentage not exceeding one hundred per centum (100%).

                         (D) the addition to the Original Indenture of a definition of the term "purchase money mortgage" substantially to the following effect:

                              "PURCHASE MONEY MORTGAGE" means, with respect
                    to any property being acquired or disposed of by the Company or being released from the Lien of this Indenture, a Lien on such property which

                              (a) is taken or retained by the transferor of
                    such property to secure all or part of the purchase price thereof;

                              (b) is granted to one or more Persons other
                    than the transferor which, by making advances or incurring an obligation, give value to enable the grantor of such Lien to acquire rights in or the use of such property;

                              (c)  is granted to any other Person in
                    connection with the release of such property from the Lien of this Indenture on the basis of the deposit with the Trustee or the trustee or other holder of a Lien prior to the Lien of this Indenture of obligations secured by such Lien on such property (as well as any other property subject thereto);

                              (d) is held by a trustee or agent for the
                    benefit of one or more Persons described in clause (a),
                    (b) and/or (c) above, provided that such Lien may be held, in addition, for the benefit of one or more other Persons which shall have theretofore given, or may thereafter give, value to or for the benefit or account of the grantor of such Lien for one or more other purposes; or

                              (e) otherwise constitutes a purchase money
                    mortgage or a purchase money security interest under applicable law;

                         and, without limiting the generality of the foregoing, for purposes of this Indenture, the term shall be deemed to include any Lien described above whether or not such Lien (x) shall permit the issuance or other incurrence of additional indebtedness secured by such Lien on such property, (y) shall permit the subjection to such Lien of additional property and the issuance or other incurrence of additional indebtedness on the basis thereof and/or (z) shall have been granted prior to the acquisition, disposition or release of such property, shall attach to or otherwise cover property other than the property being acquired, disposed of or released and/or shall secure obligations issued prior and/or subsequent to the issuance of the obligations delivered in connection with such acquisition, disposition or release.

                         (E) the addition to the Original Indenture of a definition of the term "fair value" substantially to the following effect:

                              "FAIR VALUE", with respect to property, means
                    the fair value of such property as may be determined by reference to (a) the amount which would be likely to be obtained in an arm's-length transaction with respect to such property between an informed and willing buyer and an informed and willing seller, under no compulsion, respectively, to buy or sell, (b) the amount of investment with respect to such property which, together with a reasonable return thereon, would be likely to be recovered through ordinary business operations or otherwise, (c) the Cost, accumulated depreciation and replacement cost with respect to such property and/or (d) any other relevant factors; provided, however, that (x) the fair value of property shall be determined without deduction for any Liens on such property prior to the Lien of this Indenture (except as otherwise provided in Section 803) and (y) the fair value to the Company of Property Additions shall not reflect any reduction relating to the fact that such Property Additions may be of less value to a Person which is not the owner or operator of the Mortgaged Property or any portion thereof than to a Person which is such owner or operator. Fair value may be determined, without physical inspection, by the use of accounting and engineering records and other data maintained by the Company or otherwise available to the Engineer certifying the same.

                    IN WITNESS WHEREOF, I have executed this Officer's
          Certificate this     day of      ,     .
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